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                                   Exhibit 5





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November 13, 1995


First American Corporation
First American Center
Nashville, Tennessee 37237

Ladies and Gentlemen:

As General Counsel of First American Corporation, a Tennessee corporation ("First American"), I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the Heritage Federal Bancshares, Inc. 1994 Stock Option Plan, ( the "1994 Plan"), the Heritage Federal Bancshares, Inc. 1992 Stock Option Plan, and the Heritage Federal Bancshares, Inc. Incentive Compensation Plan for Non-Employee Directors, (collectively, the "Plans") the corporate proceedings of First American taken to issue its Common Stock pursuant to the Plan, and the Registration Statement on Form S-8 (the "Registration Statement") filed by First American with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 70,725 shares of Common Stock, par value of $5.00 per share, of First American ("Common Stock") to be distributed under the Plans.

Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned and registered by a Transfer Agent of First American and paid for in accordance with applicable law and delivered in accordance with the terms of the Plans, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

Very truly yours,

/S/

Martin E. Simmons

MES/joy